Exhibit 10.18

SEAPORT ENTERTAINMENT GROUP INC.

INDEPENDENT DIRECTOR COMPENSATION PROGRAM

This Seaport Entertainment Group Inc. (the “Company”) Independent Director Compensation Program (this “Program”) shall be effective as of October 17, 2024 (the “Effective Date”).

Annual Cash Compensation

Annual cash compensation will be paid in the following amounts to independent members (“Eligible Directors”) of the Board of Directors of the Company (the “Board”).

Eligible Director:	$50,000

Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$15,000
Chair of Nominating and Corporate Governance Committee:	$12,500
Lead Independent Director:	$10,000

Non-Chair Audit Committee Member:	$10,000
Non-Chair Compensation Committee Member:	$8,750
Non-Chair Nominating and Corporate Governance Committee Member:	$5,000

Payment of Cash Retainers. All cash retainers will be paid quarterly on the fifteenth (15th) day of the last month of the quarter in which such retainers are earned (or the next business day if such day is a weekend or holiday) (the “Payment Date”). In the event an Eligible Director does not serve as a director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

Election to be Paid in Stock. Eligible Directors may elect (a “Stock Election”) to receive all (but not less than all) of their cash retainers in fully vested Shares (as defined in the Equity Incentive Plan (as defined below)) (an “Elective Award”). Unless otherwise elected in writing by an Eligible Director in a form prescribed by the Company at least thirty (30) days prior to the applicable Payment Date, the retainers set forth above will be paid in cash. Eligible Directors shall have the right to make any such Stock Election an ongoing election and shall have the right to change their ongoing election in writing in a form prescribed by the Company at any time, so long as the request is made at least thirty (30) days prior to the applicable Payment Date. Elective Awards shall be granted on the Payment Date on which the corresponding cash retainer would otherwise have been paid, and the number of Shares subject to an Elective Award shall be equal to the amount of cash that would otherwise have been paid to the Eligible Director divided by the Fair Market Value (as defined in the Equity Incentive Plan) on the Payment Date.  Notwithstanding the foregoing, in the event an Eligible Director’s service with the Company terminates prior to the applicable Payment

Date for an Elective Award, such Elective Award shall not be paid in Shares and the corresponding retainer(s) shall instead be paid in cash.

Equity Compensation

Initial Award:

Each Eligible Director who was appointed to the Board on August 1, 2024 shall automatically be granted on October 18, 2024 an award of fully-vested Shares with a value equal to $16,712 (the “Initial Awards”).

Quarterly Award:

Each Eligible Director who is serving on the Board as of each Payment Date following the Effective Date and otherwise continues as an Eligible Director at such Payment Date shall, on such Payment Date, automatically be granted an award of fully vested Shares with a value equal to $25,000 (each, a “Quarterly Award” and, together with the Initial Awards and any Elective Awards, the “Awards”); provided that, in the event an Eligible Director does not serve as a director for an entire calendar quarter, the Quarterly Award paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director.  Notwithstanding the foregoing, in the event the Eligible Director’s service with the Company during a calendar quarter terminates prior to the applicable Payment Date for a Quarterly Award, such Quarterly Award shall not be paid in Shares and the corresponding Quarterly Award shall instead be paid in cash.

Business Expenses

The Company shall reimburse each member of the Board for reasonable business expenses incurred by such individual in connection with his or her services to the Company pursuant to the Company’s standard expense reimbursement policy as in effect from time to time.

Miscellaneous

For purposes of determining the number of Shares subject to each Award, the dollar value of such grant shall be divided by the Fair Market Value (as defined in the Equity Incentive Plan) of a Share on the date of such grant (or, in the event that the date of grant is not a trading day, then on the immediately preceding trading day), and shall be rounded up to the nearest whole Share.

Awards granted under this Program shall be subject to the Company’s 2024 Equity Incentive Plan or any other applicable Company equity incentive plan under which the grant is made (such plan, as may be amended from time to time, the “Equity Incentive Plan”) and, to the extent determined by the Company, the terms set forth in a written agreement in a form prescribed by the Board or a committee designated by the Board.

Notwithstanding anything to the contrary in this Program, all cash compensation payable and Awards that may be granted under this Program will be subject to any non-employee director compensation limits set forth in the Equity Incentive Plan, as in effect from time to time.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date, and as of the Effective Date shall replace and supersede all previous director compensation programs of the Company, if any. This Program may be amended, modified, or terminated by the Board at any time and from time to time in its sole discretion.